EXHIBIT NO. 16.1

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP
Certified Public Accountants & Management Consultant







                                  March 4, 2002



Division of Corporation Finance
Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentleman

We were previously the independent accountants for The Cyber Group Network Corporation and subsidiary, and on May 15, 2001, we reported on the consolidated financial statements of The Cyber Group Network Corporation and subsidiary as of December 31, 2000, and for period from March 21, 2000 (inception) to December 31, 2000. On September 7, 2001, we resigned as independent accountants of The Cyber Group Network Corporation and subsidiary. We have read The Cyber Group Network Corporation and subsidiary's statements included under Item 4 of their Form 8-K/A for March 3, 2002, and we agree with such statements, except as follows:

The lack of communication was not due to the costs of our audit and reviews or that costs were excessive. In addition, our discussions with the Company's current accountants did not involve the discussion of the costs of our audit and reviews.

                           Very truly yours,

                           SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

                           /s/ Marc Abrams
                           Marc I. Abrams, CPA
                           Partner





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